Exhibit 10.01

CONCUR TECHNOLOGIES, INC.

CAPTURA SOFTWARE, INC.

OUTTASK LLC

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THIS AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT is entered into as of January 24, 2006 by and among COMERICA BANK (“Bank”), CONCUR TECHNOLOGIES, INC. (“Concur”), CAPTURA SOFTWARE, INC. (“Captura”), and OUTTASK LLC (“Outtask”) (each of Concur, Captura, and Outtask are individually referred to herein as a “Borrower” and collectively, the “Borrowers”).

RECITALS

A. Bank and Borrowers are parties to that certain Loan and Security Agreement dated as of September 24, 2003, as amended, including without limitation by that certain First Amendment to Amended and Restated Loan and Security Agreement dated as of September 30, 2004 and that certain Second Amendment to Amended and Restated Loan and Security Agreement dated as of May 31, 2005 (collectively, the “Original Agreement”).

B. Borrowers and Bank wish to amend and restate the terms of the Original Agreement. This Agreement sets forth the terms on which Bank will advance credit to Borrowers, and Borrowers will repay the amounts owing to Bank.

AGREEMENT

The parties agree as follows:

1.	DEFINITIONS AND CONSTRUCTION.

1.1 Definitions. As used in this Agreement, the following terms shall have the following definitions:

“Accounts” means all presently existing and hereafter arising accounts, contract rights, payment intangibles, and all other forms of obligations owing to a Borrower arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by such Borrower, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by a Borrower and Borrower’s Books relating to any of the foregoing.

“Acquisition” means the acquisition of Outtask by Concur.

“Advance” or “Advances” means a cash advance or cash advances under the Revolving Facility.

“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and partners.

“Bank Expenses” means all: reasonable costs or expenses (including reasonable attorneys’ fees and expenses) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; reasonable Collateral audit fees; and Bank’s reasonable attorneys’ fees and expenses incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought.

“Borrower’s Books” means all of a Borrower’s books and records including: ledgers; records concerning a Borrower’s assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, old tape files, and the equipment, containing such information.

“Borrowing Base” means an amount equal to 80% of Eligible Accounts, as determined by Bank with reference to the most recent Borrowing Base Certificate delivered by Borrowers.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of California or the State of Washington are authorized or required to close.

“Capital Stock” means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock (including, without limitation, the stock of Outtask and Captura), and (ii) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

“Capitalized Expenditures” means current period cash expenditures that are capitalized as fixed assets and amortized over a period of time in accordance with GAAP, including without limitation all capitalized research and development expenditures, and equipment, software, tenant improvements, and other fixed assets purchased during the preceding twelve (12) month period.

“Cash” means unrestricted cash and cash equivalents.

“Change in Control” shall mean a transaction in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of a Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of a Borrower, who did not have such power before such transaction.

“Closing Date” means the date of this Agreement.

“Code” means the California Uniform Commercial Code.

“Collateral” means the property described on Exhibit A attached hereto and all Negotiable Collateral and Intellectual Property Collateral to the extent not described on Exhibit A, except to the extent any such property (i) is nonassignable by its terms without the consent of the licensor thereof or another party (but only to the extent such prohibition on transfer is enforceable under applicable law, including, without limitation, Sections 9406 and 9408 of the Code), (ii) the granting of a security interest therein is contrary to applicable law, provided that upon the cessation of any such restriction or prohibition, such property shall automatically become part of the Collateral, or (iii) constitutes the capital stock of a controlled foreign corporation (as defined in the IRC), in excess of 65% of the voting power of all classes of capital stock of such controlled foreign corporations entitled to vote (provided that “Collateral” shall include 100% of the capital stock of any foreign corporation that is treated as a disregarded entity under the IRC).

“Consolidated Net Income (or Deficit)” means the consolidated net income (or deficit) of any Person and its Subsidiaries, after deduction of all expenses, taxes, and other proper charges, determined in accordance with GAAP, after eliminating therefrom all extraordinary nonrecurring items of income.

“Consolidated Total Interest Expense” means with respect to any Person for any period, the aggregate amount of interest required to be paid or accrued by a Person and its Subsidiaries during such period on all Indebtedness of such Person and its Subsidiaries outstanding during all or any part of such period, all as accounted for under GAAP, whether such interest was or is required to be reflected as an item of expense or capitalized, including payments consisting of interest in respect of any capitalized lease or any synthetic lease, and including commitment fees, agency fees, facility fees, balance deficiency fees and similar fees or expenses in connection with the borrowing of money.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, capital lease, as determined under GAAP, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations

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arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designed to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement. Notwithstanding the foregoing, “Contingent Obligation” does not include guaranties of indebtedness or leases of any Borrower by any other Borrower, guaranties of indebtedness or leases of any Borrower guarantied by any Subsidiary, or obligations with respect to letters of credit that serve the same purpose.

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held.

“Credit Extension” means each Advance, the Term Loan, or any other extension of credit by Bank to or for the benefit of a Borrower hereunder.

“Current Liabilities” means, as of any applicable date, all amounts that should, in accordance with GAAP, be included as current liabilities on the consolidated balance sheet of Borrowers and their Subsidiaries, as at such date.

“Daily Balance” means the amount of the Obligations under this Agreement owed at the end of a given day.

“EBITDA” means with respect to any fiscal period an amount equal to the sum of (a) Consolidated Net Income of Borrowers and its Subsidiaries for such fiscal period, plus (b) in each case to the extent deducted in the calculation of the Borrowers’ Consolidated Net Income and without duplication, (i) depreciation and amortization for such period, plus (ii) income tax expense for such period, plus (iii) Consolidated Total Interest Expense paid or accrued during such period, plus (iv) non-cash expense associated with granting stock options, including expenses recognized under FAS 123R, and minus, to the extent recognized in computing Consolidated Net Income, and without duplication, all extraordinary and non-recurring revenue and gains (including income tax benefits) for such period, all as determined in accordance with GAAP.

“Eligible Accounts” means those Accounts that arise in the ordinary course of a Borrower’s business that comply with all of such Borrower’s representations and warranties to Bank set forth in Section 5.4; provided, that standards of eligibility may be fixed and revised from time to time by Bank in Bank’s reasonable judgment after consultation with Borrower and upon at least thirty (30) days’ prior notification thereof to Borrowers (unless an Event of Default has occurred and is continuing, in which case standards of eligibility may be fixed and revised by Bank without notice to Borrowers) in accordance with the provisions hereof. Unless otherwise agreed to by Bank, Eligible Accounts shall not include the following:

(a) The portion of any Accounts that the account debtor has failed to pay within ninety (90) days of invoice date;

(b) Any Accounts of an account debtor with respect to which the account debtor has failed to pay at least twenty-five percent (25%) of such Account within ninety (90) days of invoice date;

(c) Accounts with respect to which the account debtor is an officer, employee, or agent of Borrower;

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(d) Accounts that have not yet been billed to the account debtor or that relate to deposits (such as good faith deposits) or other property of the account debtor held by Borrower for the performance of services or delivery of goods which Borrower has not yet performed or delivered;

(e) Accounts with respect to which goods are placed on consignment, guaranteed sale, sale or return, sale on approval, bill and hold, or other terms by reason of which the payment by the account debtor may be conditional;

(f) Accounts with respect to which the account debtor is an Affiliate of Borrower, except for Eligible Foreign Accounts;

(g) Accounts with respect to which the account debtor does not have its principal place of business in the United States, except for Eligible Foreign Accounts;

(h) Accounts with respect to which the account debtor is the United States or any department, agency, or instrumentality of the United States;

(i) Accounts with respect to which Borrower is liable to the account debtor for goods sold or services rendered by the account debtor to Borrower or for deposits or other property of the account debtor held by Borrower, but only to the extent of any amounts owing to the account debtor against amounts owed to Borrower that are subject to the legal right of setoff;

(j) Any Accounts of an account debtor, including Subsidiaries and Affiliates, whose total obligations to Borrower exceed twenty-five percent (25%) of all Accounts, but only the portion that exceeds the aforementioned percentage, except as approved in writing by Bank;

(k) Accounts with respect to which the account debtor disputes liability or makes any claim, all under the terms of sale to such account debtor or other documentation relating to the Accounts, with respect thereto as to which Bank believes, in its sole discretion, that there may be a basis for dispute (but only to the extent of the amount subject to such dispute or claim), or is subject to any Insolvency Proceeding, or becomes insolvent, or goes out of business; and

(l) Accounts the collection of which Bank reasonably determines to be doubtful.

“Eligible Foreign Accounts” means Accounts with respect to which the account debtor does not have its principal place of business in the United States and that (i) are supported by one or more letters of credit or insurance in an amount and of a tenor, and issued by a financial institution, acceptable to Bank, (ii) that Bank approves on a case-by-case basis, or (iii) are generated by an account debtor with its principal place of business in Canada, provided that the Bank has perfected its security interest in the appropriate Canadian province.

“Equipment” means all present and future machinery, equipment, tenant improvements, furniture, vehicles, tools, parts and attachments in which a Borrower has any ownership interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Event of Default” has the meaning assigned in Article 8.

“GAAP” means accounting principles generally accepted in the United States of America as in effect from time to time.

“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all

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capital lease obligations and (d) all Contingent Obligations. For the avoidance of doubt, “Indebtedness” does not include operating leases.

“Insolvency Proceeding” means any proceeding commenced by or against any person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property Collateral” means all of a Borrower’s right, title, and interest in and to the following:

(a) Copyrights, Trademarks and Patents;

(b) Any and all trade secrets, and any and all intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired or held;

(c) Any and all design rights which may be available to a Borrower now or hereafter existing, created, acquired or held;

(d) Any and all claims for damages by way of past, present and future infringement of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above;

(e) All licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights;

(f) All amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents; and

(g) All proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.

“Inventory” means all present and future inventory in which a Borrower has any interest, including merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or at any time hereafter owned by or in the custody or possession, actual or constructive, of a Borrower, including such inventory as is temporarily out of its custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and Borrower’s Books relating to any of the foregoing.

“Investment” means any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Loan Documents” means, collectively, this Agreement, the LIBOR Addendum, any note or notes executed by a Borrower, and any other agreement entered into between a Borrower and Bank in connection with this Agreement, all as amended or extended from time to time.

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“LIBOR Addendum” means the LIBOR Addendum to Loan and Security Agreement entered into in connection with this Agreement.

“Material Adverse Effect” means a material adverse effect on (i) the business operations or condition (financial or otherwise) of Borrowers and their Subsidiaries taken as a whole or (ii) the prospect of repayment of all or any portion of the Obligations or (iii) the value or priority of Bank’s security interests in the Collateral.

“Merger Agreement” means that certain Agreement and Plan of Reorganization dated as of January 23, 2006 to which Concur Technologies, Inc. and Outtask, Inc. are parties.

“Negotiable Collateral” means all of a Borrower’s present and future letters of credit of which it is a beneficiary, notes, drafts, instruments, securities, documents of title, and chattel paper, and Borrower’s Books relating to any of the foregoing.

“Obligations” means all debt, principal, interest, Bank Expenses and other amounts owed to Bank by a Borrower pursuant to this Agreement or any other agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from Borrowers to others that Bank may have obtained by assignment or otherwise.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Periodic Payments” means all installments or similar recurring payments that a Borrower may now or hereafter become obligated to pay to Bank pursuant to the terms and provisions of any instrument, or agreement now or hereafter in existence between a Borrower and Bank.

“Permitted Indebtedness” means:

(a) Indebtedness of a Borrower in favor of Bank arising under this Agreement or any other Loan Document;

(b) Indebtedness existing on the Closing Date and disclosed in the Schedule;

(c) Indebtedness consisting of trade debt incurred in the ordinary course of business;

(d) Subordinated Debt;

(e) Contingent indebtedness regarding letters of credit issued by Bank on a Borrower’s behalf to serve as lease deposits; and

(f) Indebtedness incurred with respect to leases entered into by Borrowers in the ordinary course of Borrowers’ businesses provided that such Indebtedness shall not exceed Two Hundred Thousand Dollars ($200,000) in the aggregate at any given time.

“Permitted Investment” means:

(a) Investments permitted under the investment policy of a Borrower, as approved from time to time by such Borrower’s Board of Directors;

(b) Investments in Subsidiaries, provided that Investments in foreign Subsidiaries shall not exceed $1,000,000 in the aggregate in any fiscal year;

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(c) Investments and funds held by a Borrower in any disbursement account at Huntington Bank or its successors or assigns; and

(d) Investments in which the sole consideration given is Borrower’s equity securities (provided that the transaction is not prohibited by Section 7.3).

“Permitted Liens” means the following:

(a) Any Liens existing on the Closing Date and disclosed in the Schedule or arising under this Agreement or the other Loan Documents and any other Liens in favor of Bank;

(b) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings, provided the same have no priority over any of Bank’s security interests, except as set forth under applicable law;

(c) Liens (i) upon or in any equipment which was not financed by Bank acquired or held by a Borrower or any of its Subsidiaries to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition of such equipment, or (ii) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment;

(d) Deposits with landlords to serve as security for lease obligations in an aggregate amount not to exceed $600,000 at any time;

(e) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (d) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

“Prime Rate” means the variable rate of interest, per annum, most recently announced by Bank, as its “prime rate,” whether or not such announced rate is the lowest rate available from Bank.

“Responsible Officer” means each of the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer and the Controller of a Borrower.

“Revolving Facility” means the facility under which Borrowers may request Bank to issue Advances, as specified in Section 2.1(a) hereof.

“Revolving Line” means a Credit Extension of up to $8,000,000.

“Revolving Maturity Date” means January 23, 2007.

“Schedule” means the schedule of exceptions attached hereto and approved by Bank, if any.

“Senior Debt to EBITDA Ratio” means the ratio of (i) Indebtedness owing to Bank (including without limitation any Contingent Obligations) as of the date of measurement to (ii) EBITDA for the twelve (12) month period immediately preceding the date of measurement.

“Shares” means (i) sixty five percent (65%) of the issued and outstanding capital stock, membership units or other securities owned or held of record by a Borrower in any Subsidiary of such Borrower

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which is not an entity organized under the laws of the United States or any territory thereof (provided that “Collateral” shall include 100% of the capital stock of any foreign corporation that is treated as a disregarded entity under the IRC), provided that “Shares” shall not in any event include Borrower’s equity interest in Concur Technologies (UK) Limited, Concur Technologies (Australia) Pty Ltd, Concur Technologies Pty Ltd, and Captura Software International, Ltd.; and (ii) one hundred percent (100%) of the issued and outstanding capital stock, membership units or other securities owned or held of record by a Borrower in any Subsidiary of such Borrower which is an entity organized under the laws of the United States or any territory thereof.

“Subordinated Debt” means any debt incurred by a Borrower that is subordinated to the debt owing by such Borrower to Bank on terms acceptable to Bank (and identified as being such by such Borrower and Bank).

“Subsidiary” means any corporation, company or partnership in which (i) any general partnership interest or (ii) more than 50% of the stock or other units of ownership which by the terms thereof has the ordinary voting power to elect the Board of Directors, managers or trustees of the entity, at the time as of which any determination is being made, is owned by a Borrower, either directly or through an Affiliate.

“Term Loan” has the meaning assigned to it in Section 2.1(b).

“Term Maturity Date” means December 31, 2010.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of a Borrower connected with and symbolized by such trademarks.

1.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP and all calculations made hereunder shall be made in accordance with GAAP. When used herein, the terms “financial statements” shall include the notes and schedules thereto.

2.	LOAN AND TERMS OF PAYMENT.

2.1 Credit Extensions. Borrowers promise to pay to Bank, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Bank to Borrowers, together with interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof.

(a) Advances Under Revolving Line.

(i) Amount. Subject to and upon the terms and conditions of this Agreement (1) Borrowers may request Advances in an aggregate outstanding amount not to exceed at any time the lesser of (A) the Revolving Line or (B) the Borrowing Base, and (2) amounts borrowed pursuant to this Section 2.1(a) may be repaid and reborrowed at any time prior to the Revolving Maturity Date, at which time all Advances under this Section 2.1(a) shall be immediately due and payable. Borrowers may prepay any Advances without penalty or premium.

(ii) Form of Request. Whenever Borrowers desire an Advance, a Borrower will notify Bank by facsimile transmission or telephone no later than 3:00 p.m. Pacific time (1:00 p.m. Pacific time for wire transfers), on the Business Day that the Advance is to be made. Each such notification shall be promptly confirmed by a Payment/Advance Form in substantially the form of Exhibit B. Bank is authorized to make Advances under this Agreement, based upon instructions received from a Responsible Officer or a designee of a Responsible Officer, or without instructions if in Bank’s discretion such Advances are necessary to meet Obligations which have become due and remain unpaid. Bank shall be entitled to rely on any telephonic notice given by a person who Bank reasonably believes to be a Responsible Officer or a designee thereof, and Borrowers shall indemnify and hold Bank harmless for any damages or loss suffered by Bank as a result of such reliance. Bank will credit the amount of Advances made under this Section 2.1(a) to a Borrower’s deposit account.

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(b) Term Loan.

(i) Subject to and upon the terms and conditions of this Agreement, Bank agrees to make a term loan to Borrowers (the “Term Loan”) in an amount not to exceed $14,000,000. Borrowers may request the Term Loan on or within ten (10) Business Days of the Closing Date. The Term Loan shall be used only to finance the Acquisition and related expenses.

(ii) Interest shall accrue from the date of the Term Loan at the rate specified in Section 2.3, and shall be payable on the last day of each quarter. Borrowers shall repay the Term Loan on each date set forth below in the aggregate principal amount set forth opposite such date:

Date	Amount
March 31, 2006	$595,000
June 30, 2006	$595,000
September 30, 2006	$595,000
December 31, 2006	$595,000
March 31, 2007	$700,000
June 30, 2007	$700,000
September 30, 2007	$700,000
December 31, 2007	$700,000
March 31, 2008	$700,000
June 30, 2008	$700,000
September 30, 2008	$700,000
December 31, 2008	$700,000
March 31, 2009	$735,000
June 30, 2009	$735,000
September 30, 2009	$735,000
December 31, 2009	$735,000
March 31, 2010	$770,000
June 30, 2010	$770,000
September 30, 2010	$770,000
December 31, 2010	$770,000

On the Term Maturity Date, all amounts, including without limitation all amounts constituting principal and interest, owing in connection with the Term Loan shall be immediately due and payable. The Term Loan or any portion thereof, once repaid, may not be reborrowed. Borrowers may prepay the Term Loan without penalty or premium.

(iii) When Borrowers desire to obtain the Term Loan, a Borrower shall notify Bank (which notice shall be irrevocable) by facsimile transmission to be received no later than 3:00 p.m. Pacific time on the Business Day before the day on which the Term Loan is to be made. Such notice shall be substantially in the form of Exhibit B. The notice shall be signed by a Responsible Officer or its designee.

2.2 Overadvances. If the aggregate amount of the outstanding Advances exceeds the lesser of the Revolving Line or the Borrowing Base at any time, Borrowers shall immediately (i) pay to Bank, in cash, the amount of such excess or (ii) cash secure such excess amount to the satisfaction of Bank.

2.3 Interest Rates, Payments and Calculations.

(a) Interest Rates. Except as set forth in Section 2.3(b), the Advances and the Term Loan shall bear interest, on the outstanding daily balance thereof, at a variable rate as set forth in the LIBOR Addendum. In the event of any conflict between the terms and conditions of this Agreement and those set forth in the LIBOR Addendum, the terms and conditions of the LIBOR Addendum shall govern.

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(b) Late Fee: Default Interest Rate. If any payment is not made within ten (10) days after the date such payment is due, Borrowers shall pay Bank a late fee equal to the lesser of (i) five percent (5%) of the amount of such unpaid amount or (ii) the maximum amount permitted to be charged under applicable law. All Obligations under this Agreement shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to five (5) percentage points above the interest rate applicable immediately prior to the occurrence of the Event of Default.

(c) Payments. Interest under the Revolving Line shall be due and payable in accordance with the LIBOR Addendum. Bank shall, at its option and in accordance with Borrowers’ request unless otherwise not in accordance with the Agreement, charge such interest, all Bank Expenses, and all Periodic Payments against any of a Borrower’s deposit accounts or against the Revolving Line, in which case those amounts shall thereafter accrue interest at the rate then applicable hereunder. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder. All payments shall be free and clear of any taxes, withholdings, duties, impositions or other charges, to the end that Bank will receive the entire amount of any Obligations payable hereunder, regardless of source of payment.

(d) Computation. In the event the Prime Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased, effective as of the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate. All interest chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

2.4 Crediting Payments. Prior to the occurrence of an Event of Default, Bank shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Borrowers specify. After the occurrence and during the continuance of an Event of Default, the receipt by Bank of any wire transfer of funds, check, or other item of payment shall be immediately applied to conditionally reduce Obligations hereunder, but shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 12:00 noon Pacific time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day. Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

2.5 Fees. Borrowers shall pay to Bank the following:

(a) Facility Fee. On the Closing Date, a fee equal to $110,000, which shall be nonrefundable; and

(b) Bank Expenses. On the Closing Date, all Bank Expenses incurred through the Closing Date, including reasonable attorneys’ fees and expenses (not to exceed $25,000) and, after the Closing Date, all Bank Expenses, including reasonable attorneys’ fees and expenses, as and when they incurred by Bank.

2.6 Term. This Agreement shall become effective on the Closing Date and, subject to Section 12.8, shall continue in full force and effect for so long as any Obligations remain outstanding under this Agreement or Bank has any obligation to make Credit Extensions under this Agreement. Notwithstanding the foregoing, Bank shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default. Notwithstanding termination, Bank’s Lien on the Collateral shall remain in effect for so long as any Obligations are outstanding under this Agreement.

3.	CONDITIONS OF LOANS.

3.1 Conditions Precedent to Initial Credit Extension. The obligation of Bank to make the

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initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank as outlined below, the following:

(a) this Agreement;

(b) the LIBOR Addendum;

(c) an Intellectual Property Security Agreement from Outtask;

(d) a certificate of a Secretary of each Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement;

(e) three UCC financing statements;

(f) a legal opinion from Borrowers’ external legal counsel;

(g) an agreement to provide insurance;

(h) payment of the fees and Bank Expenses then due specified in Section 2.5 hereof;

(i) the most recent Form 10-K or 10-Q filed with the Securities and Exchange Commission (the “SEC”) or income statement for the most recent month ended if no such filing has been made;

(j) securities account control agreements, as applicable;

(k) a Borrowing Base Certificate in the form of Exhibit C hereto, along with aged listings of accounts receivable and accounts payable, prepared as of November 30, 2005;

(l) a pro forma unaudited consolidated opening balance sheet, giving effect to the Acquisition and a Closing Compliance Certificate in the form of Exhibit E attached hereto prepared as of the Closing Date evidencing (i) that Borrowers’ EBITDA for the 12 months immediately preceding the Closing Date is greater than $10,300,000, (ii) that Borrowers will have a Senior Debt to EBITDA Ratio of no more than 2.00 to 1.00 on the Closing Date after Bank funds the Credit Extensions requested by Borrower on the Closing Date, and (iii) that Borrowers have a balance of Cash of not less than $7,000,000;

(m) projected financial information acceptable to Bank; and

(n) such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

3.2 Conditions Precedent to all Credit Extensions. The obligation of Bank to make each Credit Extension, including the initial Credit Extension, is further subject to the following conditions:

(a) timely receipt by Bank of the Payment/Advance Form as provided in Section 2.1; and

(b) the representations and warranties contained in Section 5 shall be true and correct in all material respects on and as of the date of such Payment/Advance Form and on the effective date of each Credit Extension as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension (provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date). The making of each Credit Extension shall be deemed to be a representation and warranty by each Borrower on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2, except in the event of a Credit Extension made by Bank without instructions by Borrowers under Section 2.1(a)(ii) above.

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4.	CREATION OF SECURITY INTEREST.

4.1 Grant of Security Interest. Each Borrower grants and pledges to Bank a continuing security interest in the Collateral to secure prompt repayment of any and all Obligations and to secure prompt performance by Borrowers of each of their covenants and duties under the Loan Documents. Except as set forth in the Schedule, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in later-acquired Collateral. Notwithstanding any termination, Bank’s Lien on the Collateral shall remain in effect for so long as any Obligations are outstanding.

4.2 Perfection of Security Interest. Each Borrower authorizes Bank to file at any time financing statements, continuation statements, and amendments thereto that (i) either specifically describe the Collateral or describe the Collateral as all assets of such Borrower of the kind pledged hereunder, and (ii) contain any other information required by the Code for the sufficiency of filing office acceptance of any financing statement, continuation statement, or amendment, including whether such Borrower is an organization, the type of organization and any organizational identification number issued to Such Borrower, if applicable. Any such financing statements may be signed by Bank on behalf of a Borrower, as provided in the Code, and may be filed at any time in any jurisdiction whether or not Revised Article 9 of the Code is then in effect in that jurisdiction. Borrowers shall from time to time endorse and deliver to Bank, at the request of Bank, all Negotiable Collateral and other documents that Bank may reasonably request, in form satisfactory to Bank, to perfect and continue perfected Bank’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents. Borrowers shall have possession of the Collateral, except where expressly otherwise provided in this Agreement or where Bank chooses to perfect its security interest by possession in addition to the filing of a financing statement. Where Collateral is in possession of a third party bailee, Borrowers shall take such steps as Bank reasonably requests for Bank to (i) obtain an acknowledgment, in form and substance satisfactory to Bank, of the bailee that the bailee holds such Collateral for the benefit of Bank, and (ii) obtain “control” of any Collateral consisting of investment property, deposit accounts, letter-of-credit rights or electronic chattel paper (as such items and the term “control” are defined in Revised Article 9 of the Code) by causing the securities intermediary or depositary institution or issuing bank to execute a control agreement in form and substance satisfactory to Bank. No Borrower will create any chattel paper without placing a legend on the chattel paper acceptable to Bank indicating that Bank has a security interest in the chattel paper. Borrowers from time to time may deposit with Bank specific cash collateral to secure specific Obligations; each Borrower authorizes Bank to hold such specific balances in pledge and to decline to honor any drafts thereon or any request by a Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the specific Obligations are outstanding.

4.3 Right to Inspect. Bank (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrowers’ usual business hours to inspect Borrowers’ Books and to make copies thereof and to check, test, and appraise the Collateral in order to verify Borrowers’ financial condition or the amount, condition of, or any other matter relating to, the Collateral.

4.4 Pledge of Collateral. Each Borrower hereby pledges, assigns and grants to Bank a security interest in all the Shares held or owned of record by such Borrower, together with all proceeds and substitutions thereof, all cash, stock and other moneys and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith, and all other cash and noncash proceeds of the foregoing, as security for the performance of the Obligations. On the Closing Date, the certificate or certificates for the Shares will be delivered to Bank, accompanied by an instrument of assignment duly executed in blank by the respective Borrower. To the extent required by the terms and conditions governing the Shares, such Borrower shall cause the books of each entity whose Shares are part of the Collateral and any transfer agent to reflect the pledge of the Shares. Upon the occurrence of an Event of Default hereunder, Bank may effect the transfer of any securities included in the Collateral (including but not limited to the Shares) into the name of Bank and cause new certificates representing such securities to be issued in the name of Bank or its transferee. Each Borrower will execute and deliver such documents, and take or cause to be taken such actions, as Bank may reasonably request to perfect or continue the perfection of Bank’s security interest in the Shares. Unless an Event of Default shall have occurred and be continuing, the respective Borrower shall be entitled to exercise any voting rights with respect to the relevant Shares and to give consents, waivers and ratifications in respect thereof, provided that no vote shall be cast or consent, waiver or ratification given or action taken which would be inconsistent with any of the terms of this Agreement or

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which would constitute or create any violation of any of such terms. All such rights to vote and give consents, waivers and ratifications shall terminate upon the occurrence and continuance of an Event of Default.

5.	REPRESENTATIONS AND WARRANTIES.

Each Borrower represents and warrants as follows:

5.1 Due Organization and Qualification. Borrower and each Subsidiary is a company duly existing under the laws of its state of formation and qualified and licensed to do business in any state in which the conduct of its business or its ownership of property requires that it be so qualified.

5.2 Due Authorization: No Conflict. The execution, delivery, and performance of the Loan Documents are within Borrower’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower’s charter documents, nor will they constitute an event of default under any material agreement to which Borrower is a party or by which Borrower is bound. Borrower is not in default under any material agreement to which it is a party or by which it is bound.

5.3 No Prior Encumbrances. Borrower has good and marketable title to its property, free and clear of Liens, except for Permitted Liens.

5.4 Bona Fide Eligible Accounts. The Eligible Accounts are bona fide existing obligations, The property and services giving rise to such Eligible Accounts has been delivered or rendered, or contracted for delivery or rendering, to the account debtor or to the account debtor’s agent for immediate and unconditional acceptance by the account debtor. Borrower has not received notice of actual or imminent insolvency Proceeding of any account debtor that is included in any Borrowing Base Certificate as an Eligible Account.

5.5 Merchantable Inventory. All Inventory is in all material respects of good and marketable quality, free from all material defects, except for Inventory for which adequate reserves have been made.

5.6 Intellectual Property Collateral. Borrower is the licensee or sole owner of the Intellectual Property Collateral, except for non-exclusive licenses granted by Borrower to its distribution channel partners and customers in the ordinary course of business. To the knowledge of the Responsible Officers of each Borrower, each of the Patents owned by such Borrower is valid and enforceable, and no part of the Intellectual Property Collateral has been judged invalid or unenforceable, in whole or in part, and no claim has been made that any part of such Intellectual Property Collateral violates the rights of any third party. Except as noted on the Schedule, Borrower is not a party to, nor is bound by, any material license or other agreement with respect to which Borrower is the licensee that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property. Borrower shall provide written notice to Bank within thirty (30) days of entering or becoming bound by any such license or agreement which is reasonably likely to have a material impact on Borrower’s business or financial condition (other than over-the-counter software that is commercially available to the public). Borrower shall take commercially reasonable steps as Bank requests to attempt to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for all such licenses or contract rights to be deemed “Collateral” and for Bank to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such license or agreement (such consent or authorization may include a licensor’s agreement to a contingent assignment of the license to Bank if Bank determines that is necessary in its good faith judgment), whether now existing or entered into in the future.

5.7 Name: Location of Chief Executive Office. Except as disclosed in the Schedule, Borrower has not done business under any name other than that specified on the signature page hereof. The chief executive office of Borrower is located at the address indicated in Section 10 hereof. Except for Inventory and Equipment located outside the United States or as disclosed in the Schedule, all Borrower’s Inventory and Equipment is located only at the location set forth in Section 10 hereof and Borrower has paid for and owns all Equipment financed by Bank hereunder.

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5.8 Litigation. Except as set forth in the Schedule, there are no actions or proceedings pending by or against Borrower before any court or administrative agency in which an adverse decision would reasonably be expected to have a Material Adverse Effect, or a material adverse effect on Borrower’s interest or Bank’s security interest in the Collateral.

5.9 No Material Adverse Change in Financial Statements. All consolidated and consolidating financial statements related to Borrower and any Subsidiary that Bank has received from Borrower fairly present in all material respects Borrower’s financial condition as of the date thereof and Borrower’s consolidated and consolidating results of operations for the period then ended. There has not been a material adverse change in the consolidated or the consolidating financial condition of Borrower since the date of the most recent of such financial statements submitted to Bank.

5.10 Solvency; Payment of Debts. Borrower is solvent and able to pay its debts (including trade debts) as they mature.

5.11 Regulatory Compliance. Borrower and each U.S. domestic Subsidiary have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. No event has occurred resulting from Borrower’s failure to comply with ERISA that is reasonably likely to result in Borrower’s incurring any liability that would reasonably be expected to have a Material Adverse Effect. Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940. Borrower is not engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System). Borrower has complied in all material respects with all the provisions of the Federal Fair Labor Standards Act. Borrower is in compliance with all environmental laws, regulations and ordinances except where the failure to comply is not reasonably likely to have a Material Adverse Effect. Borrower has not violated any statutes, laws, ordinances or rules applicable to it, the violation of which would reasonably be expected to have a Material Adverse Effect.

5.12 Environmental Condition. Except as disclosed in the Schedule, none of Borrower’s or any Subsidiary’s properties or assets has ever been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous owners or operators, in the disposal of, or to produce, store, handle, treat, release, or transport, any hazardous waste or hazardous substance other than in accordance with applicable law; to the best of Borrower’s knowledge, none of Borrower’s properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a hazardous waste or hazardous substance disposal site, or a candidate for closure pursuant to any environmental protection statute; no lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned by Borrower or any Subsidiary; and neither Borrower nor any Subsidiary has received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal, state or other governmental agency concerning any action or omission by Borrower or any Subsidiary resulting in the releasing, or otherwise disposing of hazardous waste or hazardous substances into the environment.

5.13 Taxes. Borrower and each U.S. domestic Subsidiary have filed or caused to be filed all tax returns required to be filed, and have paid, or have made adequate provision for the payment of, all taxes reflected therein, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

5.14 Subsidiaries. Except as disclosed in the Schedule and except for Permitted Investments, Borrower does not own any stock, partnership interest or other equity securities of any Person.

5.15 Government Consents. Borrower and each Subsidiary have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrower’s business as currently conducted, where the failure to do so would reasonably be expected to have a Material Adverse Effect.

5.16 Accounts. Except for Permitted Investments as disclosed in the Schedule, none of Borrower’s nor any U.S. domestic Subsidiary’s property is maintained or invested with a Person other than Bank,

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except for cash and investments held by foreign Subsidiaries and assets in the custody of third-parties such as co-location providers held in the ordinary course of business, subject to Section 6.11 below.

5.17 Shares. Each Borrower has full power and authority to create a first lien on the respective Shares and no disability or contractual obligation exists that would prohibit such Borrower from pledging the Shares pursuant to this Agreement. To each Borrower’s knowledge, there are no subscriptions, warrants, rights of first refusal or other restrictions on transfer relative to, or options exercisable with respect to the Shares. The Shares have been and will be duly authorized and validly issued, and are fully paid and non-assessable. To each Borrower’s knowledge, the Shares are not the subject of any present or threatened suit, action, arbitration, administrative or other proceeding with respect to their validity or ownership, and no Borrower knows of any reasonable grounds for the institution of any such proceedings.

5.18 Full Disclosure. No representation, warranty or other statement made by Borrower in any certificate or written statement furnished to Bank contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading.

6.	AFFIRMATIVE COVENANTS.

Each Borrower covenants and agrees that, until payment in full of all outstanding Obligations, and for so long as Bank may have any commitment to make a Credit Extension hereunder, each Borrower shall do all of the following:

6.1 Good Standing and Government Compliance. Borrower shall maintain its and each of its Subsidiaries’ existence and good standing in the Borrower State, shall maintain qualification and good standing in each other jurisdiction in which the failure to so qualify would reasonably be expected to have a Material Adverse Effect, and shall furnish to Bank the organizational identification number issued to Borrower by the authorities of the state in which Borrower is organized, if applicable. Borrower shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. Borrower shall comply in all material respects with all applicable Environmental Laws, and maintain all material permits, licenses and approvals required thereunder where the failure to do so would reasonably be expected to have a Material Adverse Effect. Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, and shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which or failure to comply with which would reasonably be expected to have a Material Adverse Effect.

6.2 Financial Statements, Reports, Certificates. Borrowers shall deliver the following to Bank: (i) as soon as available, but in any event within thirty (30) days after the end of each quarter, a company prepared consolidating and consolidated income and cash flow statements covering Borrower’s consolidated operations during such period, prepared in accordance with GAAP, consistently applied, in a form acceptable to Bank and certified by a Responsible Officer (except that, when Borrowers’ Senior Debt to EBITDA Ratio is in excess of 1.50 to 1.00, Borrower shall deliver such consolidating and consolidated income statements within thirty (30) days after the last day of each month); (ii) as soon as available, but in any event within one hundred twenty (120) days after the end of Borrower’s fiscal year, audited consolidated financial statements of Borrower prepared in accordance with GAAP, consistently applied, together with an unqualified opinion on such financial statements of an independent certified public accounting firm able to practice before the SEC; (iii) copies of all reports on Forms l0-K and 10-Q filed with the SEC (within five (5) days of SEC standard filing date); (iv) promptly after receipt by a Responsible Officer of notice thereof, a report of any legal actions pending or threatened against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of Two Hundred Fifty Thousand Dollars ($250,000) or more; (v) within 90 days of the end of each fiscal year of Borrower, an annual budget for the next fiscal year, approved by Borrower’s Board of Directors; (vi) such other budgets, sales projections, operating plans or other financial information as Bank may reasonably request from time to time generally prepared by Borrower in the ordinary course of business; and (vii) if Borrower files any applications for, or obtains registration for, any material Patents, Copyrights or Trademarks during a given fiscal quarter, then Borrower shall, within thirty (30) days of the last day of such fiscal quarter, deliver to Bank a report signed by Borrower, in form

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reasonably acceptable to Bank, listing any such applications or registrations that Borrower has made or filed during such fiscal quarter.

(a) Within 30 days after the last day of each month, Borrower shall deliver to Bank a Borrowing Base Certificate signed by a Responsible Officer in substantially the form of Exhibit C hereto, together with aged listings by invoice date of accounts receivable and accounts payable.

(b) Borrower shall deliver to Bank with the financial statements required under Section 6.3(i) and with each Form 10-Q delivered to Bank, a Compliance Certificate signed by a Responsible Officer in substantially the form of Exhibit D hereto.

(c) Bank shall have a right from time to time hereafter, but no more than two (2) times in a fiscal year if no Event of Default has occurred which is continuing, to audit Borrower’s Accounts and appraise Collateral at Borrower’s expense, with results reasonably satisfactory to Bank.

(d) Borrower may deliver to Bank on an electronic basis any certificates, reports or information required pursuant to this Section 6.3, and Bank shall be entitled to rely on the information contained in the electronic files, provided that Bank in good faith believes that the files were delivered by a Responsible Officer. If Borrower delivers this information electronically, it shall also deliver to Bank by U.S. Mail, reputable overnight courier service, hand delivery, facsimile or .pdf file within 5 Business Days of submission of the unsigned electronic copy the certification of monthly financial statements, the intellectual property report, the Borrowing Base Certificate and the Compliance Certificate in the form of Exhibit D hereto, each bearing the physical signature of the Responsible Officer.

6.3 Inventory: Returns. Borrower shall keep all Inventory, if any, in good and marketable condition, free from all material defects except for Inventory, if any, for which adequate reserves have been made. Returns and allowances, if any, as between Borrower and its account debtors shall be on the same basis and in accordance with the usual customary practices of Borrower, as they exist at the time of the execution and delivery of this Agreement. Borrower shall promptly notify Bank of all returns and recoveries, it’ any, and of all disputes and claims, if any, where the return, recovery, dispute or claim involves more than Fifty Thousand Dollars ($50,000).

6.4 Taxes. Borrower shall make, and shall cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Bank, on demand, appropriate certificates attesting to the payment or deposit thereof; and Borrower will make, and will cause each Subsidiary to make, timely payment or deposit of all material tax payments and withholding taxes required of it by applicable laws and will, upon request, furnish Bank with proof satisfactory to Bank indicating that Borrower or a Subsidiary has made such payments or deposits; provided that Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower.

6.5 Insurance.

(a) Borrower, at its expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, all as ordinarily insured against by other owners in similar businesses conducted in the locations where Borrower’s business is conducted on the date hereof. Borrower shall also maintain insurance relating to Borrower’s business, ownership and use of the Collateral in amounts and of a type that are customary to businesses similar to Borrower’s.

(b) All such policies of insurance shall be in such form, with such companies, and in such amounts as is customary to businesses similar to that of Borrower. All such policies of property insurance shall contain a lender’s loss payable endorsement, in a form reasonably satisfactory to Bank, showing Bank as an additional loss payee thereof, and all liability insurance policies shall show the Bank as an additional insured and shall specify that the insurer must give at least thirty (30) days notice to Bank before canceling its policy for any reason except non-payment of premium for which notice will be given within ten (10) days. Upon Bank’s request, Borrower shall deliver to Bank certified copies of such policies of insurance and evidence of the payments of all

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premiums therefor. All proceeds payable under any such policy shall, at the option of Bank, be payable to Bank to be applied on account of the Obligations.

6.6 Accounts. As of the Closing Date and at all times thereafter, Borrowers shall maintain, and shall cause each U.S. domestic Subsidiary to maintain, its depository, operating, and investment accounts with Bank, Comerica Securities, Inc., Munder Capital Management or an Affiliate of Bank approved by Bank, except for disbursement accounts at Huntington Bank or its successors and assigns and except that Borrower’s foreign Subsidiaries may maintain operating accounts at foreign financial institutions.

6.7 Financial Covenants. Borrower shall at all times maintain the following financial ratios and covenants:

(a) Minimum Cash. A balance of Cash at Bank and Cash at Bank’s Affiliates covered by a control agreement of not less than $5,000,000.

(b) Fixed Charge Coverage. A ratio of (i) EBITDA minus Capitalized Expenditures for the twelve (12) months immediately preceding the date of measurement to (ii) scheduled principal payments plus total interest expense and income tax expense for the twelve (12) months immediately preceding the date of measurement, of at least (A) 1.25 to 1.00 at all times through February 28, 2006 and (B) 1.50 to 1.00 at all times thereafter.

(c) EBITDA. For each of the periods set forth below, an EBITDA of not less than the corresponding amount:

Period	Minimum EBITDA
Quarter ending March 31, 2006	$2,275,000
Quarter ending June 30, 2006	$3,600,000
Quarter ending September 30, 2006	$4,900,000
Quarter ending December 31, 2006	$6,200,000
Quarter ending March 31, 2007	$5,200,000
Quarter ending June 30, 2007	$5,700,000
Quarter ending September 30, 2007	$6,500,000
Each quarter thereafter	$7,150,000

(d) Maximum Senior Debt to EBITDA. A Senior Debt to EBITDA Ratio of no more than (i) 2.00 to 1.00 until September 30, 2007, and (ii) 1.50 to 1.00 beginning September 30, 2007 and thereafter.

(e) Working Capital Requirements. A balance of Cash plus Accounts less Current Liabilities less the current portion of deferred revenues of at least the following amounts for each of the corresponding time periods:

Period	Covenant
Quarter ending March 31, 2006	$8,750,000
Quarter ending June 30, 2006	$11,500,000
Quarter ending September 30, 2006	$14,000,000
Quarter ending December 31, 2006	$16,500,000
Quarter ending March 31, 2007	$13,500,000
Quarter ending June 30, 2007	$17,500,000
Quarter ending September 30, 2007	$22,500,000
Each quarter thereafter	$22,500,000

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6.8 Intellectual Property Rights.

(a) Borrower will promptly notify Bank of Borrower’s filing of any application or registrations of material intellectual property rights with the United States Patent and Trademark Office or the United States Copyright Office in accordance with Section 6.2(vii) above.

(b) Borrower shall execute and deliver such additional instruments and documents from time to time as Bank shall reasonably request to perfect and maintain the priority of Bank’s security interest in the Intellectual Property Collateral. Except as disclosed in the Schedule, Borrower shall (i) protect, defend and maintain the validity and enforceability of the Trademarks, Patents and Copyrights, (ii) use commercially reasonable efforts to detect infringements of the Trademarks, Patents and Copyrights and promptly advise Bank in writing of material infringements detected, and (iii) not allow any material Trademarks, Patents or Copyrights to be abandoned, forfeited or dedicated to the public without the written consent of Bank, which shall not be unreasonably withheld.

(c) Bank may audit Borrower’s Intellectual Property Collateral to confirm compliance with this Section, provided such audit may not occur more often than twice per year, unless an Event of Default has occurred and is continuing. Bank shall have the right, but not the obligation, to take, at Borrower’s sole expense, any actions that Borrower is required under this Section to take but which Borrower fails to take, after 15 days’ prior written notice to Borrower. Borrower shall reimburse and indemnify Bank for all reasonable costs and reasonable expenses incurred in the reasonable exercise of its rights under this Section.

6.9 Additional Guaranties and Collateral Security. Each Borrower shall cause:

(a) each U.S. domestic Subsidiary of a Borrower not in existence on the Closing Date or acquired by a Borrower after the Closing Date (a “New Subsidiary”), to execute and deliver to Bank as soon as reasonably practicable and in any event within ten (10) days after the formation, acquisition or change in status thereof, an unconditional guaranty of the Obligations, along with a third party security agreement and any other agreements, deliverables, or actions requested by Bank in order for Bank to take and perfect a security interest in all such New Subsidiary’s assets as security for such guaranty, each of which documents shall be in form and substance satisfactory to Bank, along with any documents requested by Bank to; and

(b) each owner of the Capital Stock of any such New Subsidiary to execute and deliver promptly and in any event within three (3) days after the formation or acquisition of such New Subsidiary such documents and share certificates as may be requested by Bank in order for Bank to take and perfect a security interest in the Capital Stock of the New Subsidiary (but only 65% of the voting stock of any foreign subsidiary not treated as a disregarded entity under the IRC).

6.10 Landlord Waiver. Within 90 days of the Closing Date, Borrower shall use commercially reasonable efforts to obtain and deliver landlord waivers from all Persons from whom Borrower leases property on which any Collateral with a book value in excess of $250,000 (when aggregated with all other Collateral at the same location) or the books and records of the Borrowers is located, which landlord waivers shall be in substantially the form agreed to between Bank and Borrower. At any time hereafter that any Collateral with a book value in excess of $250,000 (when aggregated with all other Collateral at the same location) or the books and records of the Borrowers is located on any premises not owned by a Borrower, use commercially reasonable efforts to obtain from the owner of such property (or such other party which has leased such property to Borrower) a landlord waiver, each of which landlord waivers shall be in substantially the form agreed to between Bank and Borrower.

6.11 Co-Location Waiver. Within 90 days of the Closing Date, Borrower shall use commercially reasonable efforts to obtain and deliver waivers from each of the two third parties in Lynnwood, Washington and Dallas, Texas which have possession of Borrower’s Equipment, which waivers shall be in substantially the form agreed to between Bank and Borrower. At any time hereafter that any Collateral with a book value in excess of $250,000 (when aggregated with all other Collateral at the same location) or the books and records of the Borrowers is held by a third party, Borrower shall use commercially reasonable efforts to obtain from the owner of such property a waiver, each of which waivers shall be in substantially the form agreed to between Bank and Borrower.

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6.12 Lockbox. Borrower shall maintain a lockbox at Bank (the “Lockbox”) and shall at all times thereafter, unless otherwise directed by Bank in writing, cause all remittances made by an account debtor for any Accounts to be made to the Lockbox, other than (i) remittances made to foreign affiliates, (ii) remittances made to Huntington Bank by an account debtor in connection with the disbursement accounts maintained by Borrower at Huntington Bank, and (iii) remittances made by an account debtor directly to Borrower to ensure the timely application of funds. Consistent with these requirements, and unless otherwise directed by Bank in writing, all invoices and other instructions submitted by Borrower to an account debtor relating to Account payments shall designate the Lockbox as the place to which such payments shall be made.

6.13 Further Assurances. At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.

7.	NEGATIVE COVENANTS.

Each Borrower covenants and agrees that, so long as any credit hereunder shall be available and until payment in full of the outstanding Obligations or for so long as Bank may have any commitment to make any Credit Extensions, no Borrower will do any of the following:

7.1 Dispositions. Convey, sell, lease, transfer or otherwise dispose of (collectively, a “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, other than: (i) Transfers of Inventory in the ordinary course of business; (ii) Transfers of non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business; (iii) Transfers of worn-out or obsolete Equipment which was not financed by Bank; (iv) Permitted Investments; and (v) other Transfers of Equipment the value of which Equipment does not in the aggregate exceed $150,000 in any calendar year.

7.2 Change in Business; Change in Control or Executive Office. Engage in any business, or permit any of its Subsidiaries to engage in any business, other than the businesses currently engaged in by Borrower and any business substantially similar or related thereto (or incidental thereto); or cease to conduct business in the manner conducted by Borrower as of the Closing Date; or suffer or permit a Change in Control; or without thirty (30) days prior written notification to Bank, relocate its chief executive office or state of formation or change its legal name; or without prior written notification to Bank, change the date on which its fiscal year ends.

7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization (other than mergers or consolidations of a Subsidiary into another Subsidiary or into Borrower), or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person except where (i) the cash consideration paid by Borrower and its Subsidiaries in such transactions does not in the aggregate exceed $3,000,000 during any fiscal year, (ii) no Event of Default has occurred, is continuing or would exist after giving effect to such transactions, (iii) such transactions do not result in a Change in Control, (iv) a Borrower is the surviving entity (or, in the case of a merger or acquisition involving a Subsidiary and not any Borrower, such Subsidiary is the surviving entity), and (v) and Person acquired by or merged into Borrower or a Subsidiary has positive cash flow at the closing of such merger or acquisition transaction.

7.4 Indebtedness. Create, incur, assume or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness.

7.5 Encumbrances. Create, incur, assume or suffer to exist any Lien with respect to any of its property, or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries so to do, except for Permitted Liens. Agree with any Person other than Bank not to grant a security interest in, or otherwise encumber, any of its property, or permit any Subsidiary to do so.

7.6 Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock, except that Borrower may (i) make dividends or

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distributions payable solely in Borrower’s equity securities, (ii) repurchase stock pursuant to stock repurchase agreements or programs as long as an Event of Default does not exist prior to such repurchase or would not exist after giving effect to such repurchase, and (iii) repurchase stock pursuant to stock repurchase agreements or programs by the cancellation of indebtedness owed by such former employees to Borrower regardless of whether an Event of Default exists, provided that the aggregate consideration paid for all of the transactions allowed in subsection (ii) and (iii) hereof does not exceed $5,000,000 after the Closing Date.

7.7 Investments. Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its U.S. domestic Subsidiaries so to do, other than Permitted Investments; or, except as set forth in Section 6.6, maintain or invest any of its property with a Person other than Bank or permit any of its U.S. domestic Subsidiaries to do so unless such Person has entered into an account control agreement with Bank in form and substance satisfactory to Bank; or suffer or permit any Subsidiary to be a party to, or be bound by, an agreement that restricts such U.S. domestic Subsidiary from paying dividends or otherwise distributing property to Borrower.

7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for Permitted Investments and transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.9 Subordinated Debt. Make any payment in respect of any Subordinated Debt, or permit any of-its U.S. domestic Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt, or amend any provision contained in any documentation relating to the Subordinated Debt without Bank’s prior written consent, which shall not be unreasonably withheld.

7.10 Inventory and Equipment. Except as set forth in the Schedule, store the Inventory or the Equipment with a bailee, warehouseman, or similar third party unless the third party has been notified of Bank’s security interest and Bank (a) has received an acknowledgment from the third party that it is holding or will hold the Inventory or Equipment for Bank’s benefit or (b) is in possession of the warehouse receipt, where negotiable, covering such Inventory or Equipment. Except for Inventory sold in the ordinary course of business and except for such other locations as Bank may approve in writing, Borrower shall keep the Inventory and Equipment only at the location set forth in Section 10 and such other locations of which Borrower gives Bank prior written notice and as to which Bank files a financing statement where needed to perfect its security interest.

7.11 Compliance. Become an “investment company” or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose. Violate any law or regulation, which violation could have a Material Adverse Effect, or a material adverse effect on the Collateral or the priority of Bank’s Lien on the Collateral, or permit any of its Subsidiaries to do any of the foregoing.

7.12 Negative Pledge Agreements. Permit the inclusion in any contract to which it or a Subsidiary becomes a party of any provisions that could restrict or invalidate the creation of a security interest in any of Borrower’s or such Subsidiary’s property.

7.13 Capital Expenditures. Allow Borrowers’ Capitalized Expenditures, measured on a consolidated basis, to exceed $11,000,000 for either of the fiscal years ending September 30, 2005 or September 30, 2006. Minimum Capital Expenditure levels shall be reset by Bank and Borrowers for each subsequent year.

7.14 Cash and Stock Earn-Out Payments. Make or attempt to make any payments described in Section 2.8 of the Merger Agreement (the “Earn-Out Payments”) without the prior written consent of Bank, provided that such consent shall not be unreasonably withheld if (i) the stock portion of the Earn-Out Payments does not exceed 570,000 shares of the common stock of Concur, (ii) the cash portion of the Earn-Out Payments does not exceed $12,500,000, and (iii) Borrower has demonstrated to Bank compliance with all covenants set forth herein both immediately prior to and on a pro forma basis after the Earn-Out Payments are made.

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8.	EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an Event of Default by Borrowers under this Agreement:

8.1 Payment Default. If Borrowers fail to pay, when due, any of the Obligations;

8.2 Covenant Default.

(a) If a Borrower fails to perform any obligation under Section 6.2 (other than any obligation under Sections 6.2 (iv), (vi) or (vii)), Section 6.6, Section 6.7 or violates any of the covenants contained in Article 7 of this Agreement; or

(b) If a Borrower fails or neglects to perform, keep, or observe any other material term, provision, condition, covenant, or agreement contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between a Borrower and Bank and as to any default under such other term, provision, condition or covenant that can be cured, has failed to cure such default within 10 days after a Borrower receives notice thereof or, if Borrower would reasonably be expected to know about the default before the Bank would, within 10 days after any Responsible Officer of a Borrower becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the 10 day period or cannot after diligent attempts by Borrowers be cured within such 10 day period, and such default is likely to be cured within a reasonable time, then Borrowers shall have an additional reasonable period (which shall not in any case exceed 30 days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default but no Credit Extensions will be made;

8.3 Material Adverse Effect. If there occurs any circumstance or circumstances that would reasonably be expected to have a Material Adverse Effect;

8.4 Attachment. If any material portion of a Borrower’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten (10) days, or if a Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of a Borrower’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any material part of a Borrower’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within ten (10) days after a Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrowers (provided that no Credit Extensions will be required to be made during such cure period);

8.5 Insolvency. If a Borrower becomes insolvent, or if an Insolvency Proceeding is commenced by a Borrower, or if an Insolvency Proceeding is commenced against a Borrower and is not dismissed or stayed within thirty (30) days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding);

8.6 Other Agreements. If there is a default or other failure to perform in any agreement to which a Borrower is a party or by which it is bound resulting in a right by a third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Five Hundred Thousand Dollars ($500,000) or which could have a Material Adverse Effect, provided that, if any such default or failure to perform is waived by such third parties prior to such time as Bank has begun exercising its remedies hereunder, the failure to perform shall be waived for the purposes of this Section as well and shall not constitute an Event of Default under this Agreement;

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8.7 Judgments. If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least $500,000 shall be rendered against a Borrower and shall remain unsatisfied and unstayed for a period of ten (10) days (provided that no Credit Extensions will be made prior to the satisfaction or stay of such judgment);

8.8 Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Bank by any Responsible Officer pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document;

8.9 Guaranty. If any guaranty of all or a portion of the Obligations (a “Guaranty”) ceases for any reason to be in full force and effect, or any guarantor fails to perform any obligation under any Guaranty or a security agreement securing any Guaranty (collectively, the “Guaranty Documents”), or any event of default occurs under any Guaranty Document or any guarantor revokes or purports to revoke a Guaranty, or any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth in any Guaranty Document or in any certificate delivered to Bank in connection with any Guaranty Document, or if any of the circumstances described in Sections 8.3 through 8.8 occur with respect to any guarantor; or

8.10 Goodwill. If there is any impairment of goodwill in an amount greater than $1,000,000 in the aggregate (excluding scheduled amortization changes).

9.	BANK’S RIGHTS AND REMEDIES.

9.1 Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by each Borrower:

(a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.5, all Obligations shall become immediately due and payable without any action by Bank);

(b) Cease advancing money or extending credit to or for the benefit of Borrowers under this Agreement or under any other agreement between a Borrower and Bank;

(c) Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Bank reasonably considers advisable;

(d) Make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral. Each Borrower agrees to assemble the Collateral if Bank so requires, and to make the Collateral available to Bank as Bank may designate. Each Borrower authorizes Bank to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Bank’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of a Borrower’s owned premises, such Borrower hereby grants Bank a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Bank’s rights or remedies provided herein, at law, in equity, or otherwise;

(e) Set off and apply to the Obligations any and all (i) balances and deposits of a Borrower held by Bank, or (ii) indebtedness at any time owing to or for the credit or the account of a Borrower held by Bank;

(f) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Bank is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, each Borrower’s labels, patents,

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copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 9.1, each Borrower’s rights under all licenses and all franchise agreements shall inure to Bank’s benefit;

(g) Dispose of the Collateral by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrowers’ premises) as Bank determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Bank deems appropriate. Bank may sell the Collateral without giving any warranties as to the Collateral. Bank may specifically disclaim any warranties of title or the like. This procedure will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral. If Bank sells any of the Collateral upon credit, Borrower will be credited only with payments actually made by the purchaser, received by Bank, and applied to the indebtedness of the purchaser. If the purchaser fails to pay for the Collateral, Bank may resell the Collateral and Borrower shall be credited with the proceeds of the sale;

(h) Bank may credit bid and purchase at any public sale;

(i) Apply for the appointment of a receiver, trustee, liquidator or conservator of the Collateral, without notice and without regard to the adequacy of the security for the Obligations and without regard to the solvency of Borrower, any guarantor or any other Person liable for any of the Obligations; and

(j) Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrowers.

9.2 Power of Attorney. Effective only upon the occurrence and during the continuance of an Event of Default, each Borrower hereby irrevocably appoints Bank (and any of Bank’s designated officers, or employees) as such Borrower’s true and lawful attorney to: (a) send requests for verification of Accounts or notify account debtors of Bank’s security interest in the Accounts; (b) endorse Borrower’s name on any checks or other forms of payment or security that may come into Bank’s possession; (c) sign Borrower’s name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) dispose of any Collateral; (e) make, settle, and adjust all claims under and decisions with respect to Borrower’s policies of insurance; (I) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Bank determines to be reasonable; (g) to file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral; and (h) to transfer the Intellectual Property Collateral into the name of Bank or a third party to the extent permitted under the California Uniform Commercial Code without the signature of a Borrower where permitted by law; provided Bank may exercise such power of attorney to sign the name of Borrower on any of the documents described in Section 4.2 regardless of whether an Event of Default has occurred, including without limitation to modify, in its sole discretion, any intellectual property security agreement entered into between Borrower and Batik without first obtaining Borrower’s approval of or signature to such modification by amending Exhibits A, B, and C, thereof, as appropriate, to include reference to any right, title or interest in any Copyrights, Patents or Trademarks acquired by Borrower after the execution hereof or to delete any reference to any right, title or interest in any Copyrights, Patents or Trademarks in which Borrower no longer has or claims to have any right, title or interest. The appointment of Bank as each Borrower’s attorney in fact, and each and every one of Bank’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations under this Agreement have been fully repaid and performed and Bank’s obligation to provide Credit Extensions hereunder is terminated.

9.3 Accounts Collection. At any time during the term of this Agreement, Bank may notify any Person owing funds to a Borrower of Bank’s security interest in such funds and verify the amount of such Account. Each Borrower shall collect all amounts owing to such Borrower for Bank, receive in trust all payments as Bank’s trustee, and immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit.

9.4 Bank Expenses. If a Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Bank may do any or all

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of the following after reasonable notice to Borrowers: (a) make payment of the same or any part thereof; (b) set up such reserves under a loan facility in Section 2.1 as Bank deems necessary to protect Bank from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 6.6 of this Agreement, and take any action with respect to such policies as Bank deems prudent. Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.

9.5 Shares.

(a) Borrowers recognize that Bank may be unable to effect a public sale of any or all the Shares, by reason of certain prohibitions contained in federal securities laws and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Borrower acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. Bank shall be under no obligation to delay a sale of any of the Shares for the period of time necessary to permit the issuer thereof to register such securities for public sale under federal securities laws or under applicable state securities laws, even if such issuer would agree to do so.

(b) Upon the occurrence of an Event of Default, Bank shall have the right to exercise all such rights as a secured party under the California Uniform Commercial Code as it, in its sole judgment, shall deem necessary or appropriate, including without limitation the right to liquidate the Shares and apply the proceeds thereof to reduce the Obligations.

(c) Effective only upon the occurrence and during the continuance of an Event of Default, each Borrower hereby irrevocably appoints Bank (and any of Bank’s designated officers, or employees) as such Borrower’s true and lawful attorney to enforce such Borrower’s rights against any Subsidiary, including the right to compel any Subsidiary to make payments or distributions owing to Borrowers.

9.6 Bank’s Liability for Collateral. Bank shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral (provided that all amounts deposited at Bank shall be safeguarded in the manner set forth in a Borrower’s agreement with Bank concerning such depository accounts and in accordance with applicable law); (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other person whomsoever. All risk of loss, damage or destruction of the Collateral shall be borne by Borrowers unless caused by Bank’s gross negligence or willful misconduct.

9.7 No Obligation to Pursue Others. Bank has no obligation to attempt to satisfy the Obligations by collecting them from any other person liable for them and Bank may release, modify or waive any collateral provided by any other Person to secure any of the Obligations, all without affecting Bank’s rights against Borrowers. Each Borrower waives any right it may have to require Bank to pursue any other Person for any of the Obligations.

9.8 Remedies Cumulative. Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on a Borrower’s part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by it. No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given.

9.9 Demand; Protest. Except as otherwise specified in this Agreement or other written agreement between Bank and Borrowers, each Borrower waives demand, protest, notice of protest, notice of default

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or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Bank on which a Borrower may in any way be liable.

10.	NOTICES.

Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by telefacsimile to Borrowers or to Bank, as the case may be, at its addresses set forth below:

If to Borrowers:	CONCUR TECHNOLOGIES, INC.
18400 NE Union Hill Road
Redmond, WA 98052
Attn: Legal Department
FAX: (425) 497-5930

If to Bank:	Comerica Bank
75 E Trimble Road
Mail Code 4770
Inglewood, CA 90301
San Jose, CA 95131
FAX: (408) 556-5091

with a copy to:	Comerica Bank
10500 NE 8th Street
Suite 1905
Bellevue, WA 98004
FAX: (425) 452-2510

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

11.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law. Jurisdiction shall lie in the State of California. THE UNDERSIGNED ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED UNDER CERTAIN CIRCUMSTANCES. TO THE EXTENT PERMITTED BY LAW, EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS, HIS OR HER CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OTHER DOCUMENT, INSTRUMENT OR AGREEMENT BETWEEN THE UNDERSIGNED PARTIES.

12.	GENERAL PROVISIONS.

12.1 Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that neither this Agreement nor any rights hereunder may be assigned by a Borrower without Bank’s prior written consent, which consent may be granted or withheld in Bank’s sole discretion, except as a result of a transaction in which Captura merges with and into Concur. Bank shall have the right without the consent of or notice to Borrowers to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits hereunder.

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12.2 Indemnification. Each Borrower shall defend, indemnify and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and (b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank as a result of or in any way arising out of, following, or consequential to transactions between Bank and a Borrower whether under this Agreement, or otherwise (including without limitation reasonable attorneys’ fees and expenses), except for losses caused by Bank’s gross negligence or willful misconduct.

12.3 Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

12.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

12.5 Amendments in Writing. Integration. Neither this Agreement nor the Loan Documents can be amended or terminated orally. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the Loan Documents, if any, are merged into this Agreement and the Loan Documents.

12.6 Effect of Amendment and Restatement. This Agreement is intended to and does completely amend and restate, without novation, the Original Agreement. All security interests granted under the Original Agreement are hereby confirmed and ratified and shall continue to secure all Obligations under this Agreement.

12.7 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

12.8 Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding or Bank has any obligation to make Credit Extensions to Borrowers. The obligations of each Borrower to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in Section 12.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.

12.9 Confidentiality. In handling any confidential information, Bank and all employees and agents of Bank shall exercise the same degree of care that Bank exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (i) to the subsidiaries or Affiliates of Bank in connection with their present or prospective business relations with a Borrower, (ii) to prospective transferees or purchasers of any interest in the Loans, provided that they have entered into a comparable confidentiality agreement in favor of Borrowers and have delivered a copy to Borrowers, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (iv) as may be required in connection with the examination, audit or similar investigation of Bank and (v) as Bank may determine in connection with the enforcement of any remedies hereunder. Confidential information hereunder shall not include information that either: (a) is in the public domain or in the knowledge or possession of Bank when disclosed to Bank, or becomes part of the public domain after disclosure to Bank through no fault of Bank; or (b) is disclosed to Bank by a third party, provided Bank does not have actual knowledge that such third party is prohibited from disclosing such information.

13.	CO-BORROWER PROVISIONS.

13.1 Co-Borrowers. Borrowers are jointly and severally liable for the Obligations and Bank may proceed against one Borrower to enforce the Obligations without waiving its right to proceed against the other Borrower. This Agreement and the Loan Documents are a primary and original obligation of each Borrower and

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shall remain in effect notwithstanding future changes in conditions, including any change of law or any invalidity or irregularity in the creation or acquisition of any Obligations or in the execution or delivery of any agreement between Bank and any Borrower. Each Borrower shall be liable for existing and future Obligations as fully as if all of the Credit Extensions were advanced to such Borrower. Bank may rely on any certificate or representation made by any Borrower as made on behalf of, and binding on, all Borrowers, including without limitation Advance Request Forms, Borrowing. Base Certificates and Compliance Certificates. Each Borrower appoints each other Borrower as its agent with all necessary power and authority to give and receive notices, certificates or demands for and on behalf of both Borrowers, to act as disbursing agent for receipt of any Advances on behalf of each Borrower and to apply to Bank on behalf of each Borrower for Advances, any waivers and any consents. This authorization cannot be revoked, and Bank need not inquire as to one Borrower’s authority to act for or on behalf of another Borrower.

13.2 Subrogation and Similar Rights. Notwithstanding any other provision of this Agreement or any other Loan Document, each Borrower irrevocably covenants, until all obligations are paid in full and Bank has no further obligation to make Credit Extensions to Borrower, not to exercise any rights that it may have at law or in equity (including, without limitation, any law subrogating the Borrower to the rights of Bank under the Loan Documents) to seek contribution, indemnification, or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by the Borrower with respect to the Obligations in connection with the Loan Documents or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by the Borrower with respect to the Obligations in connection with the Loan Documents or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section shall be null and void. If any payment is made to a Borrower in contravention of this Section, such Borrower shall hold such payment in Captura for Bank and such payment shall be promptly delivered to Bank for application to the Obligations, whether matured or unmatured.

13.3 Waivers of Notice. Each Borrower waives, to the extent permitted by law, notice of acceptance hereof; notice of the existence, creation or acquisition of any of the Obligations; notice of an Event of Default except as set forth herein; notice of the amount of the Obligations outstanding at any time; notice of any adverse change in the financial condition of any other Borrower or of any other fact that might increase the Borrower’s risk; presentment for payment; demand; protest and notice thereof as to any instrument; and all other notices and demands to which the Borrower would otherwise be entitled by virtue of being a co-borrower or a surety. Each Borrower waives any defense arising from any defense of any other Borrower, or by reason of the cessation from any cause whatsoever of the liability of any other Borrower. Bank’s failure at any time to requite strict performance by any Borrower of any provision of the Loan Documents shall not waive, alter or diminish any right of Bank thereafter to demand strict compliance and performance therewith. Nothing contained herein shall prevent Bank from foreclosing on the Lien of any deed of trust, mortgage or other security instrument, or exercising any rights available thereunder, and the exercise of any such rights shall not constitute a legal or equitable discharge of any Borrower. Each Borrower also waives any defense arising from any act or omission of Bank that changes the scope of the Borrower’s risks hereunder. Each Borrower hereby waives any right to assert against Bank any defense (legal or equitable), setoff, counterclaim, or claims that such Borrower individually may now or hereafter have against another Borrower or any other Person liable to Bank with respect to the Obligations in any manner or whatsoever.

13.4 Subrogation Defenses. Until all Obligations are paid in full and Bank has no further obligation to make Credit Extensions to Borrower, each Borrower hereby covenants not to assert any defense based on impairment or destruction of its subrogation or other rights against any other Borrower and covenants not to assert any benefits which might otherwise be available to it under California Civil Code Sections 2809, 2810, 2819, 2839, 2845, 2848, 2849, 2850, 2899, and 3433 and California Code of Civil Procedure Sections 580a, 580b, 5800 and 726, as those statutory provisions are now in effect and hereafter amended, and under any other similar statutes now and hereafter in effect.

13.5 Right to Settle, Release.

(a) The liability of Borrowers hereunder shall not be diminished by (i) any agreement, understanding or representation that any of the Obligations is or was to be guaranteed by another Person

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or secured by other property, or (ii) any release or unenforceability, whether partial or total, of rights, if any, which Bank may now or hereafter have against any other Person, including another Borrower, or property with respect to any of the Obligations.

(b) Without notice to any given Borrower and without affecting the liability of any given Borrower hereunder, Bank may (i) compromise, settle, renew, extend the time for payment, change the manner or terms of payment, discharge the performance of, decline to enforce, or release all or any of the Obligations with respect to any other Borrower by written agreement with such other Borrower, (ii) grant other indulgences to another Borrower in respect of the Obligations, (iii) modify in any manner any documents relating to the Obligations with respect to any other Borrower by written agreement with such other Borrower, (iv) release, surrender or exchange any deposits or other property securing the Obligations, whether pledged by a Borrower or any other Person, or (v) compromise, settle, renew, or extend the time for payment, discharge the performance of, decline to enforce, or release all or any obligations of any guarantor, endorser or other Person who is now or may hereafter be liable with respect to any of the Obligations.

13.6 Subordination. All indebtedness of a Borrower now or hereafter arising held by another Borrower, except as disclosed in the attached Schedule, is subordinated to the Obligations and the Borrower holding the indebtedness shall take all actions reasonably requested by Bank to effect, to enforce and to give notice of such subordination.

14.	REFERENCE PROVISION.

14.1 In the event the Jury Trial Waiver set forth above is not enforceable, the parties elect to proceed under this Judicial Reference Provision.

14.2 With the exception of the items specified in clause (c), below, any controversy, dispute or claim (each, a “Claim”) between the parties arising out of or relating to this Agreement or any other document, instrument or agreement between the undersigned parties (collectively in this Section, the “Comerica Documents”), will be resolved by a reference proceeding in California in accordance with the provisions of Sections 638 et seq. of the California Code of Civil Procedure (“CCP”), or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including whether the Claim is subject to the reference proceeding. Except as otherwise provided in the Comerica Documents, venue for the reference proceeding will be in the state or federal court in the county or district where the real property involved in the action, if any, is located or in the state or federal court in the county or district where venue is otherwise appropriate under applicable law (the “Court”).

14.3 The matters that shall not be subject to a reference are the following: (i) nonjudicial foreclosure of any security interests in real or personal property, (ii) exercise of self-help remedies (including, without limitation, set-off), (iii) appointment of a receiver and (iv) temporary, provisional or ancillary remedies (including, without limitation, writs of attachment, writs of possession, temporary restraining orders or preliminary injunctions). This reference provision does not limit the right of any party to exercise or oppose any of the rights and remedies described in clauses (i) and (ii) or to seek or oppose from a court of competent jurisdiction any of the items described in clauses (iii) and (iv). The exercise of, or opposition to, any of those items does not waive the right of any party to a reference pursuant to this reference provision as provided herein.

14.4 The referee shall be a retired judge or justice selected by mutual written agreement of the parties. If the parties do not agree within ten (10) days of a written request to do so by any party, then, upon request of any party, the referee shall be selected by the Presiding Judge of the Court (or his or her representative). A request for appointment of a referee may be heard on an ex parte or expedited basis, and the parties agree that irreparable harm would result if ex parte relief is not granted. Pursuant to CCP § 170.6, each party shall have one peremptory challenge to the referee selected by the Presiding Judge of the Court (or his or her representative).

14.5 The parties agree that time is of the essence in conducting the reference proceedings. Accordingly, the referee shall be requested, subject to change in the time periods specified herein for good cause shown, to (i) set the matter for a status and trial-setting conference within fifteen (15) days after the date of selection of the referee, (ii) if practicable, try all issues of law or fact within one hundred twenty (120) days after the date of

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the conference and (iii) report a statement of decision within twenty (20) days after the matter has been submitted for decision.

14.6 The referee will have power to expand or limit the amount and duration of discovery. The referee may set or extend discovery deadlines or cutoffs for good cause, including a party’s failure to provide requested discovery for any reason whatsoever. Unless otherwise ordered based upon good cause shown, no party shall be entitled to “priority” in conducting discovery, depositions may be taken by either party upon seven (7) days written notice, and all other discovery shall be responded to within fifteen (15) days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding.

14.7 Except as expressly set forth herein, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter, except that when any party so requests, a court reporter will be used at any hearing conducted before the referee, and the referee will be provided a courtesy copy of the transcript. The party making such a request shall have the obligation to arrange for and pay the court reporter. Subject to the referee’s power to award costs to the prevailing party, the parties will equally share the cost of the referee and the court reporter at trial.

14.8 The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a court proceeding, including without limitation motions for summary judgment or summary adjudication. The referee shall issue a decision at the close of the reference proceeding which disposes of all claims of the parties that are the subject of the reference. Pursuant to CCP § 644, such decision shall be entered by the Court as a judgment or an order in the same manner as if the action had been tried by the Court and any such decision will be final, binding and conclusive. The parties reserve the right to appeal from the final judgment or order or from any appealable decision or order entered by the referee. The parties reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.

14.9 If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by reference procedure will be resolved and determined by arbitration. The arbitration will be conducted by a retired judge or justice, in accordance with the California Arbitration Act §1280 through §1294.2 of the CCP as amended from time to time. The limitations with respect to discovery set forth above shall apply to any such arbitration proceeding.

14.10 THE PARTIES RECOGNIZE AND AGREE THAT ALL CONTROVERSIES, DISPUTES AND CLAIMS RESOLVED UNDER THIS REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT BY A JURY. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS, HIS OR HER OWN CHOICE, EACH PARTY KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, AGREES THAT THIS REFERENCE PROVISION WILL APPLY TO ANY CONTROVERSY, DISPUTE OR CLAIM BETWEEN OR AMONG THEM ARISING OUT OF OR IN ANY WAY RELATED TO, THIS AGREEMENT OR THE OTHER COMERICA DOCUMENTS.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

CONCUR TECHNOLOGIES, INC.

By:	/s/ John F. Adair
Title:	Chief Financial Officer

OUTTASK LLC

By:	/s/ Kyle R. Sugamele
Title:	President

CAPTURA SOFTWARE, INC.

By:	/s/ John F. Adair
Title:	Chief Financial Officer

COMERICA BANK

By:	/s/ Holly Dungan
Title:

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